Exhibit 99.2C

April 18, 2011

Dear Pete:

This letter serves to amend and confirm the terms of the prior offer letter to you from Carbonite, Inc. (the “Company” or “us”). Your prior offer letter did not provide for any severance payments if your employment were terminated by us without cause. The Company wishes to make this benefit available to you. Accordingly, upon your counter signature to this amendment to your offer letter below, your severance benefits are amended so that if you are terminated without Cause (as defined below) or are Constructively Terminated (as defined in your option agreement), you will be entitled to receive an amount equal to (i) your then current base salary for a three-month period commencing with the effective date of your termination of employment with the Company (the “Severance Period”) and (ii) an amount equal to three times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding the your termination date. The foregoing amounts shall be payable pro rata over the Severance period in accordance with the Company’s normal payroll practices; provided, however, that the Company shall not make any severance payments unless and until (x) you execute and deliver to the Company a general release in substantially the form of Exhibit A attached hereto (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after your termination date and (z) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments shall be made prior to January 1st of the next calends year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment For purposes of this severance provision, “Cause” shall mean (1) willful misconduct in connection with your employment or willful failure to perform your responsibilities in the best interests of the Company, as determined by the Company; (2) conviction of, or plea of nolo contendre or guilty to, a felony under the laws of the United States or any State; (3) any act of fraud, theft, embezzlement or other material dishonesty by you which harmed the Company; (4) intentional violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, or (5) repeated failure to perform your duties and obligations of your position with the Company which failure is not cured within 30 days after notice of such failure from the Company to you. Following your termination date, all benefits offered by the Company, including health insurance benefits, shall cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself. Notwithstanding the above, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to you during the first six months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) shall not be paid to you until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

Please note that your employment relationship with us remains at-will. By signing below, you acknowledge that this letter amends your offer letter and you affirm the other provisions of the existing offer letter.

Sincerely,

CARBONITE, INC.

By:	/s/ David Friend	/s/ Peter T. Lamson
	David Friend CEO	Sign Name

PETER T. LAMSON
Print Name

Date: 4/20/2011

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